Exhibit 21

HARLEY-DAVIDSON, INC.
SUBSIDIARIES

Name	State/Country of Incorporation
H-D Michigan, Inc.	Michigan
Harley-Davidson Motor Company Group, Inc.	Wisconsin
Harley-Davidson Motor Company Operations, Inc.	Wisconsin
Harley-Davidson Motor Company, Inc.	Wisconsin
RPT, LLC	Delaware
Harley-Davidson Transportation Co., Inc.	Delaware
Harley-Davidson Foreign Sales Corporation	Barbados
Harley-Davidson Dealer Systems, Inc.	Ohio
Harley-Davidson International Holding Co., Inc.	Wisconsin
Harley-Davidson Holding Co., Inc.	Delaware
Harley-Davidson Benelux B.V.	Netherlands
Harley-Davidson France SAS	France
Harley-Davidson GmbH	Germany
Harley-Davidson Japan, KK	Japan
Harley-Davidson Europe Limited	England
Harley-Davidson do Brazil Ltda.	Brazil
Harley-Davidson Italia, S.r.l.	Italy
Harley-Davidson Singapore, Inc.	Delaware
Buell Motorcycle Company, Inc.	Wisconsin
Buell Distribution Corporation	Wisconsin
Renovation Realty Investment Services, Inc.	Wisconsin
Highland Insurance Service, Inc.	Wisconsin
HR, LLC	Indiana
Harley-Davidson Financial Services, Inc.	Delaware
Harley-Davidson Insurance Services, Inc.	Nevada
Harley-Davidson Insurance Services of Illinois, Inc.	Illinois
Harley-Davidson Credit Corp.	Nevada
Harley-Davidson Customer Funding Corp.	Nevada
Harley-Davidson Funding Corporation	Nevada
Eaglemark Bank, N.A.	Nevada
Harley-Davidson Leasing, Inc.	Nevada
Harley-Davidson Mortgage, Inc.	Nevada
Eaglemark Customer Funding Corporation-II	Nevada
Eaglemark Customer Funding Corporation-III	Nevada
Eaglemark Customer Funding Corporation-IV	Nevada
Eaglemark International, Inc.	Delaware
ODBH Limited	United Kingdom